                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ---------
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|
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|X| Definitive Proxy Statement
|_| Definitive Additional  Materials
|_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           CONTIFINANCIAL CORPORATION
-------------------------------------------------------------------------------
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-------------------------------------------------------------------------------
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(Check the appropriate box)
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|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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

                           CONTIFINANCIAL CORPORATION

                                 277 Park Avenue
                            New York, New York 10172
                            ------------------------

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               SEPTEMBER 16, 1998

         TO OUR STOCKHOLDERS:

         The Annual Meeting of the stockholders of ContiFinancial Corporation, a Delaware corporation (the "Company"), will be held in New York City at the Rihga Royal Hotel, 54th Floor, 151 West 54th Street, September 16, 1998 at 9:00 a.m. to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

         1. To elect three directors to serve for the ensuing three years and until their successors are duly elected and qualified.
         2. To approve the Company's Senior Executive Warrant-Based Long-Term Incentive Plan.
         3. To approve an amendment to the Company's 1995 Long-Term Stock Incentive Plan.
         4. To ratify the appointment of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending March 31, 1999.
         5. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on July 22, 1998 as the record date for determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and only record holders of the Company's common stock at the close of business on that day will be entitled to vote.

         TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

         If you do plan to attend the Annual Meeting in person, we would appreciate your response by indicating at the appropriate place on the proxy card enclosed.

                                            By Order of the Board of Directors,



New York, New York                          Alan L. Langus
July 28, 1998                               Secretary

                           CONTIFINANCIAL CORPORATION
                                 277 Park Avenue
                            New York, New York 10172

                            -----------------------
                                 PROXY STATEMENT
                             ----------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                        Meeting Date: September 16, 1998

         This Proxy Statement is being sent on or about July 29, 1998 in connection with the solicitation of proxies by the Board of Directors of ContiFinancial Corporation, a Delaware corporation (the "Company"). The proxies are for use at the 1998 Annual Meeting of the Stockholders of the Company, which will be held in New York City at the Rihga Royal Hotel, 54th Floor, 151 West 54th Street, September 16, 1998 at 9:00 a.m., and at any meetings held upon adjournment thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on July 22, 1998 (the "Record Date"). Only holders of record of the Company's common stock, $0.01 par value per share (the "Common Stock"), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any meetings held upon adjournment thereof.

         A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope provided, to ensure that your shares will be voted at the Annual Meeting. Any stockholder who returns a proxy in such form has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for (a) the nominees for election as directors as set forth in this Proxy Statement, (b) the approval of the Company's Senior Executive Warrant-Based Long-Term Incentive Plan, (c) the approval of an amendment (the "Amendment") to the Company's 1995 Long-Term Stock Incentive Plan, (d) the ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company and (e) other matters as recommended by the Board of Directors, in its discretion, with regard to all other matters which may properly come before the Annual Meeting. The Company does not currently know of any such other matters.

         An Annual Report to Stockholders for the year ended March 31, 1998, including financial statements, was distributed on June 29, 1998 to stockholders of record as of June 1, 1998. For those stockholders who were not stockholders as of June 1, 1998 but who were stockholders as of the Record Date, an Annual Report is being mailed to them concurrently with this Proxy Statement. The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders.

                                VOTING SECURITIES

         At the Record Date, there were 46,749,435 shares of Common Stock outstanding. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. No other voting securities of the Company were outstanding at the Record Date. Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. The Company's Senior Executive Warrant-Based Incentive Plan, the Amendment to the Company's 1995 Long-Term Stock Incentive Plan and the ratification of the appointment of the independent accountants must be approved by a majority vote of the stockholders present in person or represented by proxy at the Annual Meeting and each Director will be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth security ownership information regarding Common Stock as of July 9, 1998 by (a) each person who is known by the Company to own beneficially more than 5% of Common Stock, (b) each Director (which includes the three nominees for Director), (c) each of the executive officers named in the Summary Compensation Table appearing below (the "Summary Compensation Table") and (d) all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner is in care of ContiFinancial Corporation, 277 Park Avenue, New York, New York 10172.



 Name of Beneficial Owner                        Shares of Common Stock                Percentage
 ------------------------                        ----------------------                ----------
 Continental Grain Company (a)                   35,918,421                            76.8%
 James E. Moore (b)                                 681,632                            1.5%
 Robert A. Major (b)                                258,690                            (c)
 Glenn S. Goldman (b)                               253,069                            (c)
 Scott M. Mannes (b)                                254,069                            (c)
 Robert J. Babjak (b)                               210,746                            (c)
 James J. Bigham (d)                                15,000                            (c)
 Paul J. Fribourg (a) (d) (e)                        12,000                            (c)
 John W. Spiegel                                     10,000                            (c)
 Donald L. Staheli                                   25,000                            (c)
 John P. Tierney                                      6,000                            (c)
 Lawrence G. Weppler (d)                              1,000                            (c)
 Michael J. Zimmerman (d)                             2,000                            (c)
 All directors and executive officers as a        2,490,898                            5.3%
 group (23 persons) (f)

(a) Michel Fribourg, members of his family and trusts and partnerships for their benefit beneficially own substantially all of the issued and outstanding voting stock of Continental Grain Company. Paul J. Fribourg is the son of Michel Fribourg.

(b) Included for Messrs. Moore, 298,100 shares; Goldman, 127,355 shares; Mannes, 128,355 shares; and Babjak, 82,905 shares of "restricted" Common Stock and for Messrs. Moore, 383,532 shares; Major, 255,690 shares; Goldman, 125,714 shares; Mannes, 125,714 shares and Babjak, 127,841 shares of Common Stock issuable upon exercise of options. Does not include 459,639 shares of Common Stock issuable upon the exercise of options held by such officers not exercisable within 60 days of the date hereof.

(c)      Represents less than 1% of the Common Stock outstanding at July 9,
         1998.

(d) Messrs. Bigham, Fribourg, Weppler and Zimmerman are officers of Continental Grain Company.

(e) By virtue of his position as Chairman, President and Chief Executive Officer of Continental Grain Company, Mr. Fribourg may be deemed to have beneficial ownership of the shares of the Company owned by Continental Grain Company. Mr. Fribourg disclaims beneficial ownership of such shares.

(f) Includes 1,019,180 shares of "restricted" Common Stock and 1,382,018 shares of Common Stock issuable upon the exercise of options. Does not include 646,252 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of the date hereof.

          The shares of Common Stock beneficially owned by Continental Grain Company ("Continental Grain") constitute approximately 76% of the shares of Common Stock entitled to vote at the Annual Meeting. Continental Grain has indicated to the Company that it intends to vote all such shares of Common Stock "FOR" the election of Directors of each of the Company's nominees named below, "FOR" the approval of the Company's Senior Executive Warrant-Based Long-Term Incentive Plan, "FOR" the approval of the Amendment to the Company's 1995 Long-Term Stock Incentive Plan and "FOR" the ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company.

                              ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of eight members and is divided into three Classes serving staggered terms, the term of one Class of Directors to expire each year. At the Annual Meeting, the shareholders will elect three Class III Directors for a term of three years expiring in 2001 and until their respective successors shall have been duly elected and qualified. The term of the Class I Directors expires at the annual meeting of the Company's stockholders following the end of the Company's fiscal year ending March 31, 1999 and the term of the Class II Directors expires at the annual meeting of the Company's stockholders following the end of the Company's fiscal year ending March 31, 2000, at which times Directors of the appropriate Class will be elected for three-year terms. All nominees are presently serving as Directors of the Company. If no direction to the contrary is given, all proxies received by the Board of Directors will be voted "FOR" the election as Directors of James J. Bigham, John P. Tierney and Michael J. Zimmerman. The Class III Directors will be elected by a plurality of the votes cast. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The Board of Directors knows of no reason to anticipate that this will occur.

         Biographical information follows for each person nominated and each person whose term of office continues after the meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH NOMINEES.

Nominees

Class III Directors

         James J. Bigham. Mr. Bigham has been a Director of the Company since October 1995. Mr. Bigham has been Vice Chairman of Continental Grain since April 1997 and Chief Financial Officer since August 1989. He has been a Director of Continental Grain since 1989 and a Director of ContiMortgage since 1990. He was Executive Vice President of Continental Grain from August 1989 to August 1997.

         John P. Tierney. Mr. Tierney has been a Director of the Company and Chairman of the Independent Directors' Committee since February 1996. From 1987 until his retirement in December 1994, Mr. Tierney was the Chairman of the Board and Chief Executive Officer of Chrysler Financial Corporation (a non-bank finance company). Mr. Tierney is also currently a Director of Charter One Financial, Inc. (a holding company for Charter One Bank, Charter Michigan Bancorp and Rochester Community Savings Bank, consumer banks offering a variety of financial services) and Dollar Thrifty Automotive Group, Inc. (operator of two separate car rental companies, Dollar and Thrifty).

         Michael J. Zimmerman. Mr. Zimmerman has been a Director of the Company since February 1997. He also has been Senior Vice President-Investments and Strategy of Continental Grain since May 1996. From January 1985 to April 1996, Mr. Zimmerman was a Managing Director at Salomon Brothers.

Continuing Directors

Class I Directors

         James E. Moore. Mr. Moore has been President, Chief Executive Officer and a Director of the Company since October 1995. He has been a Managing Director of ContiFinancial Services Corporation ("ContiFinancial Services") since 1988 and was its President until July 1997. He has been Chairman of ContiMortgage Corporation ("ContiMortgage") since 1990. Mr. Moore joined ContiFinancial Services in 1983 as an investment banker. (ContiMortgage and ContiFinancial Services are wholly-owned subsidiaries of the Company.) He is also a Director of the Student Loan Marketing Association (a non-bank finance company).

         Donald L. Staheli. Mr. Staheli has been a Director of the Company since October 1995. He was Chairman of the Board of Directors of Continental Grain from June 1994 until July 1997 and from 1988 until his retirement in April 1997, he was Chief Executive Officer of Continental Grain. From 1988 until June 1994, Mr. Staheli served as President of Continental Grain. He has been a Director of Continental Grain since 1988. Mr. Staheli serves currently as a Director of Prudential Life Insurance Company of America (a property and life insurance company) and Bankers Trust Company (a bank holding company). Mr. Staheli also serves as a member of the Supervisory Board of Directors of Fresenius Medical Care A.G (a foreign medical device manufacturing company).

Class II Directors

         Paul J. Fribourg. Mr. Fribourg has been a Director of the Company since October 1995. He has been President and Chief Executive Officer of Continental Grain since April 1997 and Chairman of its Board of Directors since July 1997. Previously, Mr. Fribourg had held the position of President and Chief Operating Officer of Continental Grain since June 1994. From April 1990 to June 1994 Mr. Fribourg served as Executive Vice President of the Bulk Commodities Group of Continental Grain. He is also a Director of Loews Corporation (a diversified holding company the main interest of which is insurance). Mr. Fribourg is the son of Michel Fribourg.

         John W. Spiegel. Mr. Spiegel has been a Director of the Company and Chairman of the Audit Committee since February 1996. Mr. Spiegel has been Executive Vice President and Chief Financial Officer of SunTrust Banks, Inc. since 1985 and Treasurer of Trust Company of Georgia since 1978. Mr. Spiegel also is currently a member of the Board of Directors of Rock-Tenn Company (a manufacturer of paperboard products).

         Lawrence G. Weppler. Mr. Weppler has been a Director of the Company since October 1995. He also has been Vice President and General
Counsel-Corporate of Continental Grain since April 1993. From 1980 to April 1993, Mr. Weppler served as Deputy General Counsel of Continental Grain.

Meetings and Committees

         The Company has an Executive Committee, a Compensation Committee, an Audit Committee, an Independent Directors Committee, a 1995 Stock Plan Committee (the "Stock Plan Committee") (which also serves as the Section 162(m) Plan Committee) and a Special Pricing Committee. There is no standing nominating committee.

         The Executive Committee, currently comprised of Messrs. Bigham, Fribourg, Moore and Zimmerman is authorized and empowered, to the extent of Delaware law, to exercise all functions of the Board of Directors in the interval between meetings of the Board of Directors. The functions of the Compensation Committee, currently comprised of Messrs. Bigham, Fribourg, Spiegel, Staheli and Tierney, include reviewing compensation of the executive officers of the Company. The Audit Committee, currently comprised of Messrs. Spiegel and Tierney, assists the Board of Directors in overseeing the financial reporting and the internal operating control of the Company. The role of the Independent Directors Committee, currently comprised of Messrs. Spiegel and Tierney, encompasses reviewing and passing on the fairness of all future material agreements and material transactions between the Company (or any of its subsidiaries) and Continental Grain (or any of its subsidiaries other than the Company and its subsidiaries). The Stock Plan Committee, currently comprised of Messrs. Spiegel and Tierney, administers the ContiFinancial Corporation 1995 Long-Term Stock Incentive Plan (the "Stock Plan") and any other Section 162(m) compensation awards. The Special Pricing Committee was formed to authorize the price to be received by the Company from the sale of its shares in the Company's primary offering of common stock.

         During the year ended March 31, 1998, there were five meetings of the Board of Directors, no meetings of the Executive Committee, five meetings of the Compensation Committee, two meetings of the Audit Committee, no meetings of the Independent Directors Committee, six meetings of the Stock Plan Committee and one meeting of the Special Pricing Committee. No Director attended fewer than 75% of the total number of meetings of the Board and committees on which he served.

                                   MANAGEMENT

Executive Officers and Directors

         The directors and executive officers of the Company and their respective ages and positions are as follows:



 Name                               Age                                 Position

 James E. Moore                     51   President, Chief Executive Officer and Director
 Robert A. Major                    51   Executive Vice President of the Company and President and Chief
                                         Executive Officer of ContiMortgage
 Glenn S. Goldman                   36   Executive Vice President of the Company and Co-President and Managing
                                         Director of ContiFinancial Services
 Scott M. Mannes                    39   Executive Vice President of the Company and Co-President and Managing
                                         Director of ContiFinancial Services
 Peter Abeles                       43   Senior Vice President of the Company and Managing Director of
                                         ContiFinancial Services
 Robert J. Babjak                   55   Senior Vice President of the Company and Executive Vice President and
                                         Chief Operating Officer of ContiMortgage
 A. John Banu                       43   Senior Vice President of the Company and Senior Managing Director of
                                         ContiFinancial Services
 Daniel J. Egan                     43   Senior Vice President of the Company and Senior Vice President
                                         and Chief Financial Officer of ContiMortgage
 Michael J. Festo                   46   Senior Vice President, Human Resources
 Alan L. Langus                     51   Senior Vice President, Chief Counsel and Secretary
 Jerome M. Perelson                 59   Senior Vice President of the Company and Managing Director and Chief
                                         Credit Officer of ContiFinancial Services
 Daniel J. Willett                  48   Senior Vice President and Chief Financial Officer of the Company and
                                         Managing Director of ContiFinancial Services
 Frank W. Baier                     33   Vice President and Treasurer
 Marc E. Halbreich                  51   Vice President-Taxes
 Debra J. Huddleston                42   Vice President - Internal Audit
 Dennis G. Sullivan                 42   Vice President and Controller
 James J. Bigham                    60   Director and Chairman of the Board
 Paul J. Fribourg                   44   Director
 John W. Spiegel                    57   Director
 Donald L. Staheli                  66   Director
 John P. Tierney                    66   Director


 Lawrence G. Weppler                53   Director
 Michael J. Zimmerman               47   Director

         Set forth below are the biographies of the executive officers:

         Robert A. Major. Mr. Major has been Executive Vice President of the Company since October 1995, President and a Director of ContiMortgage since July 1995 and Chief Executive Officer of ContiMortgage since June 1996. Prior to becoming Chief Executive Officer, Mr. Major was the Chief Operating Officer, a position he had held since July 1995. From February 1993 to July 1995, Mr. Major was Chief Operating Officer for NationsCredit Corporation (a diversified financial services company). From April 1990 to February 1993, Mr. Major was Chief Executive Officer of Chrysler First (a consumer finance company acquired by NationsBank Corporation in February 1993).

         Glenn S. Goldman. Mr. Goldman has been Executive Vice President of the Company since July 1997, prior to which he had been Senior Vice President since October 1995. He joined ContiFinancial Services in April 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance. He was appointed Co-President of ContiFinancial Services in July 1997.

         Scott M. Mannes. Mr. Mannes has been Executive Vice President of the Company since July 1997, prior to which he had been Senior Vice President since October 1995. He joined ContiFinancial Services in September 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance. He was appointed Co-President of ContiFinancial Services in July 1997.

         Peter Abeles. Mr. Abeles has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1989 and was appointed Managing Director of ContiFinancial Services in August 1992 after serving as Vice President, Corporate Finance from October 1989 to August 1992.

         Robert J. Babjak. Mr. Babjak has been Senior Vice President of the Company since October 1995. He was appointed Executive Vice President and Chief Operating Officer of ContiMortgage in June 1996 prior to which he was Senior Vice President, Chief Credit Officer, a position he had held since October 1995 when he was also appointed as a Director of ContiMortgage. Prior to October 1995 he was Vice President, Chief Credit Officer of ContiMortgage, a position he had held since April 1992. Mr. Babjak joined ContiMortgage in June 1991 as Chief Credit Officer.

         A. John Banu. Mr. Banu has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1984 as Vice President, Debt Placement and was appointed Managing Director of ContiFinancial Services in August 1992 and Senior Managing Director in July 1997.

         Daniel J. Egan. Mr. Egan has been Senior Vice President of the Company since October 1995. He was appointed Senior Vice President, Chief Financial Officer and a Director of ContiMortgage in 1995, prior to which he was Vice President, Chief Financial Officer of ContiMortgage, a position he had held since April 1991. From October 1990 to April 1991, Mr. Egan was Controller of ContiMortgage.

         Michael J. Festo. Mr. Festo has been Senior Vice President, Human Resources of the Company since September 1996, prior to which he held the position of Vice President, Human Resources of the Company from October 1995. He was appointed Vice President, Human Resources of ContiTrade Services Corporation in July 1990. Mr. Festo held a number of staff and executive human resources positions within Continental Grain since joining Continental Grain in 1974.

         Alan L. Langus. Mr. Langus has been Senior Vice President, Chief Counsel and Secretary of the Company since September 1996, prior to which he held the position of Vice President, Chief Counsel and Secretary of the Company from October 1995. He was Vice President and Chief Counsel of ContiTrade Services Corporation between December 1989 and October 1995.

         Jerome M. Perelson. Mr. Perelson has been Senior Vice President of the Company since February 1997 prior to which he held the position of Senior Vice President and Chief Financial Officer of the Company from October 1995. He has been Managing Director and Chief Credit Officer of ContiFinancial Services since September 1995. Mr. Perelson joined Continental Grain in 1971. He was appointed Managing Director and Chief Credit Officer of ContiTrade Services Corporation in August 1989 and President in November 1993, after serving as Corporate Deputy Treasurer of Continental Grain.

         Daniel J. Willett. Mr. Willett has been Senior Vice President and Chief Financial Officer of the Company since February 1997. He was also a Director of the Company from October 1995 until January 1997. He has been a Managing Director of ContiFinancial Services since January 1997. Mr. Willett also was Vice President and Treasurer of Continental Grain from March 1990 to January 1997.

         Frank W. Baier. Mr. Baier has been Vice President and Treasurer of the Company since September 1997. Previously he had held the position of Director of Corporate Finance since joining the Company in September 1996. Prior to joining the Company, Mr. Baier had been employed at RJR Nabisco Inc. since June 1987 where he had a variety of positions in the accounting and treasury functions most recently as Director, Corporate Finance, the position he held from March 1995 through September 1996. He was Manager, Corporate Finance of RJR Nabisco Inc. from January 1991 through March 1995.

         Marc E. Halbreich. Mr. Halbreich joined the Company in April 1998 as Vice President - Taxes. He previously had worked for Continental Grain since August 1987 where he held a number of corporate tax positions including Assistant Vice President - International Taxes, the position he held from April 1990 through April 1998.

         Debra J. Huddleston. Ms. Huddleston has been Vice President-Internal Audit of the Company since May 1997. She was appointed Vice President-Internal Audit of ContiMortgage in July 1992. Prior to that, Ms. Huddleston also had held the position of Controller-Government Securities and Foreign Exchange Division of Continental Grain since 1991.

         Dennis G. Sullivan. Mr. Sullivan has been Vice President and Controller of the Company since January 1998. Prior to joining the Company, Mr. Sullivan had been employed at Salomon Brothers since June 1989 where he held a number of positions in the accounting function. From April 1997 through January 1998, he was Deputy Corporate Controller. From December 1993 through April 1997, he was Director of Financial Reporting and Accounting Standards and from November 1992 through December 1993, he was Director of S.E.C. Reporting and Compliance.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table



                                         ANNUAL COMPENSATION     LONG-TERM COMPENSATION
                                         -------------------     ----------------------

                                                                          AWARDS           PAYOUTS
                                                                  -------------------      --------
                            FISCAL                                RESTRICTED    STOCK       LTIP
 NAME                        YEAR        SALARY       BONUS (a)   STOCK (b)    OPTIONS     PAYOUTS        OTHER (c)
 ----                        ----        -------      ---------   ---------    -------     -------        ---------
                                            $              $          $           #           $               $
 James E. Moore              1998        275,000      2,380,000     ----       50,000       ----           331,400
 President and Chief         1997        250,000      2,000,000     ----        ----        ----           719,500
 Executive Officer           1996        243,333      2,400,000   7,683,768    479,420      ----           354,500

 Robert A. Major             1998        225,000      1,600,000     ----       40,000       ----             5,867
 Executive Vice              1997        220,883      1,500,000     ----        ----        ----            ----
 President/
 Chief  Executive            1996        141,666      2,000,000     ----       319,615      ----            ----
 Officer, ContiMortgage

 Glenn S. Goldman            1998        183,250      1,540,000     ----       40,000       ----           431,400
 Executive Vice              1997        164,667      1,160,000     ----        ----        ----           674,500
 President/
 Co-President and            1996        158,667      1,375,000   3,318,000    157,145      ----           729,500
 Managing Director,
 ContiFinancial Services

 Scott M. Mannes             1998        183,250      1,540,000     ----       40,000       ----           431,400
 Executive Vice              1997        164,667      1,160,000     ----        ----        ----           674,500
 President/
 Co-President and            1996        158,667      1,375,000   3,318,000    157,145      ----           254,500
 Managing Director,
 ContiFinancial Services

 Robert J. Babjak            1998        176,250      1,300,000      ----       35,000       ----            ----

 Senior Vice President/      1997        150,000      1,115,300      182,400     ----        ----            ----

 Chief Operating Officer,    1996        111,400      1,750,000    2,008,256    159,805      ----            ----

 ContiMortgage


         (a) Includes accrued and/or deferred bonuses for fiscal year ending March 31, 1998 under the Company's Named Executive 162(m) Bonus Plan (as defined in the Joint Report of Compensation Committee and Stock Plan Committee herein). For Messrs. Moore, Goldman and Mannes, a portion of the 1998 bonus was deferred in the form of restricted shares totaling 15,385, 9,955 and 9,955, respectively, which vest 50% on March 31, 1999 and 50% on March 31, 2000. Messrs. Major and Babjak, respectively, had 40% of the bonus amount deferred in cash. These amounts will be paid out over three years beginning May 1999.

         (b) Restricted stock awards shown were granted in connection with the Company's initial public offering and are valued at the Company's initial public offering price except for the 1997 grant to Mr. Babjak. The number and value of the unvested restricted stock holdings at March 31, 1998 for each person named is as follows: Mr. Moore, 117,087 shares with a market value of $3,571,153, Messrs. Goldman and Mannes, 50,560 shares each with a market value of $1,542,080 each and Mr. Babjak, 38,737 shares with a market value of $1,181,478. The restricted shares have vested or will, subject to the reporting person's continued employment with the Company, vest as follows: 15% as of the date of grant; 25% as of March 31, 1997; 20% as of March 31, 1998; 20% as of March 31, 1999; and
                  20% as of March 31, 2000 except for Mr. Babjak whose grant vests one third in each year beginning May 1998 and ending May 2000. In addition, the restricted shares will vest upon a change of control, as defined in the 1995 Long-Term Stock Incentive Plan and are subject to accelerated vesting in the event of termination of the reporting person's employment for certain reasons.

         (c) Represents the Company matching contributions under the Continental Grain Savings Plan, a defined contribution plan established under Section 401(k) of the Internal Revenue Code of 1986, as amended, in 1998 for Messrs. Moore, Goldman and Mannes, $6,400 each and Mr. Major, $5,867 and payments made pursuant to the ContiFinancial Services Long-Term Incentive Compensation Plan in 1998 for Messrs. Moore, $325,000, Goldman, $425,000 and Mannes, $425,000. The ContiFinancial Services Long-Term Incentive Compensation Plan provides for incentive awards based on the value of the sale or deemed sale of certain shares of stock, warrants, rights or other equity participation arrangements obtained by subsidiaries of the Company which are owned by Continental Grain, which awards are paid by Continental Grain to participants.

                 Aggregated Option Exercises in Fiscal Year 1998
                      and Fiscal Year 1998 Option Value (a)

         The following table provides information as to options exercised by each of the named executive officers of the Company during fiscal 1998. The table also sets forth the value of options held by such officers at year end measured in terms of the reported last sale price of the Common Stock on the New York Stock Exchange on March 31, 1998 and the option exercise price. No stock appreciation rights ("SARs") have ever been granted to executive officers.



                                                   NUMBER OF UNEXERCISED               VALUE OF UNEXERCISED
                                                         OPTIONS                          IN THE MONEY
                                                    AT FISCAL YEAR END             OPTIONS AT FISCAL YEAR END (a)
                                                   ---------------------           ------------------------------
                        SHARES
                        ACQUIRED
                          IN       VALUE
                       EXERCISE   REALIZED      EXERCISABLE   UNEXERCISABLE      EXERCISABLE        UNEXERCISABLE
                       ---------  --------      -----------   -------------      -----------        -------------
                                                     #              #                 $                   $
 James E. Moore         -----      -----          383,532        145,888          3,599,569           1,180,170

 Robert A. Major        -----      -----          255,690        103,925          2,399,733            822,347

 Glenn S. Goldman       -----      -----          125,714        71,431           1,179,871            517,380

 Scott M. Mannes        -----      -----          125,714        71,431           1,179,871            517,380

 Robert J. Babjak       -----      -----          127,841        66,964           1,199,836            491,903



(a) The 1998 year end value of the Company's Common Stock was $30.50. The dollar value shown in the table is calculated by determining the difference between the year end value of the Company's Common Stock and the exercise price of the option exercisable at year end.

                        Option Grants in Fiscal Year 1998

         The following table shows all grants of options during the fiscal year ending March 31, 1998 to the executives of the Company named in the Summary Compensation Table for fiscal 1998. The options were granted under the Company's 1995 Long-Term Stock Incentive Plan (the "Stock Plan"). Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table.

                                                                                                Potential Realizable Value at
                                    Individual Grants                                            Assumed Annual Rates of
                    ------------------------------------------------------------------------    Stock Price Appreciation
                                     % of Total Options                                             for Option Term (b)
                     # of Options        Granted to             Exercise Price    Expiration    -----------------------------
  Name                Granted (a)    Employees in FY 1998      ($ per share)        Date         5% ($)            10% ($)
--------            --------------   --------------------      ---------------    ----------    --------        -------------
  James E. Moore        50,000            6.2%                   $24.94           02/25/08        784,200         1,987,400

  Robert A. Major       40,000            4.9%                   $24.94           02/25/08        627,400         1,589,900

  Glenn S. Goldman      40,000            4.9%                   $24.94           02/25/08        627,400         1,589,900

  Scott M. Mannes       40,000            4.9%                   $24.94           02/25/08        627,400         1,589,900

  Robert J. Babjak      35,000            4.3%                   $24.94           02/25/08        548,900         1,391,200



    (a) Granted on February 25, 1998. These options have a ten-year term and will be subject to reporting person's continued employment with the Company, and vest as follows: 25% as of February 25, 1999, 25% as of February 25, 2000, 25% as of February 25, 2001, and 25% as of February 25, 2002. In addition, the options will vest upon a Change of Control, as defined in the Stock Plan.

    (b) These values were calculated assuming a 5% and 10% annual appreciation of the price of the security at the time of the grant over the ten-year term of the option. The grant was made at an exercise price of $24.94 per share.

               CONTINENTAL GRAIN SALARIED EMPLOYEE RETIREMENT PLAN

         The following table shows the estimated annual retirement benefits payable at normal retirement age (65) to a person retiring with the indicated highest consecutive five year average direct base salary and years to credited service, on a straight life annuity basis, under the Continental Grain Salaried Employee Retirement Plan (the "Salaried Retirement Plan"), as supplemented by the Continental Grain Supplemental Employee Retirement Plan (the "Supplemental Plan"), each as described below:



                                Estimated Annual Benefits at Retirement with
   Highest Consecutive          Indicated Years of Credited Service (a)  (b)
     Five Year Average         ----------------------------------------------
    Direct Base Salary                       Years of Service
   -------------------         ----------------------------------------------
                                   5      10        15        20        25
                                   -      --        --        --        --
$100,000                       $ 7,018  $14,037   $21,055  $ 28,074   $35,092
$150,000                       $10,893  $21,787   $32,680  $ 43,574   $54,467
$200,000                       $14,768  $29,537   $44,305  $ 59,074   $73,842
$250,000                       $18,643  $37,287   $55,930  $ 74,547   $93,217
$300,000                       $22,518  $45,037   $67,555  $ 90,074  $112,592
$350,000                       $26,393  $52,787   $79,180  $105,574  $131,967
$400,000                       $30,268  $60,537   $90,805  $121,074  $151,342

-------------------

(a) Estimated retirement benefits described above include benefits under Continental Grain's tax-qualifed retirement plan and under the related non-qualified excess benefit plan but do not include a refund of (pre-1974) employee contributions, if any, and any cost of living adjustments provided under the plans

(b) Estimated benefits assume retirement at age 65.

         The Company participates in the Salaried Retirement Plan covering salaried employees of Continental Grain and participating subsidiaries (including the Company and its subsidiaries) which is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, under the Salaried Retirement Plan participants with five years of service become entitled to receive a basic retirement benefit upon retirement at age 65 equal to a percentage of final average earnings (both above and below the social security wage base) multiplied by years of service with the employers participating in the plan. Compensation under the plan generally includes base salary and deferrals under any Code Section 401(k) savings plan or Code Section 125 cafeteria plan, and are subject to limits imposed by the Code, including Code Section 401(a)(17) (generally, limiting compensation to $160,000 per year, as indexed). Payments are made in the form of a joint and survivor annuity or single life annuity, unless otherwise elected by the participant in accordance with the terms of the plan. The plan contains provisions for early retirement payments, payments upon disability, cost-of-living adjustments for benefits earned prior to September of 1985 and spousal death benefits. As permitted by ERISA, Continental Grain adopted the Supplemental Plan which provides payments by Continental Grain of certain amounts which eligible employees would have received under the Salaried Retirement Plan, if eligible compensation were not limited to $160,000 in 1997 and there were no restrictions under the Code. The estimated annual benefits payable under the Salaried Retirement Plan would be based on average compensation of $239,750, $219,244, $158,300, $157,862 and $118,097 as of March 31, 1998, and 14.6 years, 1.6 years,
6.9 years, 6.5 years and 5.7 years of service as of March 31, 1998 for each of Messrs.

Moore, Major, Goldman, Mannes and Babjak, respectively. Effective July 1, 1998 the Company has terminated participation in this plan and has adopted its own Employee Savings/401(k) Plan. Certain officers also participate in a separate Supplemental Employee Retirement Program.

         JOINT REPORT OF COMPENSATION COMMITTEE AND STOCK PLAN COMMITTEE

Introduction

         The Compensation Committee and the 1995 Stock Plan Committee of the Company's Board of Directors (respectively, the "Compensation Committee" and "Stock Plan Committee", collectively the "Committees") were formed upon consummation of the Company's initial public offering ("IPO") in February 1996. The Stock Plan Committee is composed of Mr. Spiegel and Mr. Tierney, the Company's two independent outside directors. The Compensation Committee is composed of Mr. Bigham, Mr. Fribourg, Mr. Spiegel, Mr. Staheli and Mr. Tierney.

         The Stock Plan Committee is responsible (a) for establishing the general policies that apply with respect to stock option, restricted stock, stock appreciation right, performance award and other stock-based award grants to current and newly hired officers and other key employees under the Company's 1995 Long-Term Stock Incentive Plan (the "Stock Plan"), and (b) for determining the size and terms of any actual grants under the Stock Plan. The Stock Plan Committee is also responsible for making all annual bonus determinations under the Section 162(m) Annual Bonus Plan for executive officers who are or are likely to be named executive officers ("NEOs") (the "NEO Bonus Plan"), so that annual bonus awards made under such Plan to covered named executive officers of the Company may qualify as "performance based compensation" for purposes of Internal Revenue Code Section 162(m).

         Except for the Stock Plan award and NEO Bonus Plan award determinations handled by the Stock Plan Committee, the Compensation Committee is responsible for establishing and administering the overall compensation policies applicable to the Company's officers and other key executives and for determining any other compensation matters relating to the Company's senior management.

         The Committees' primary goal is to have the Company's officer and key employee compensation programs structured and implemented in a manner that recognizes the Company's need to retain and attract the caliber of senior executives and other key employees needed for the Company to compete in the highly competitive businesses in which it operates, while linking the Company's business strategies and objectives to the forms and levels of compensation paid and emphasizing the importance and value of achieving targeted performance objectives at both the operating unit and Company level.

Section 162(m)

         The Committees have adopted a general policy of paying senior executive compensation that complies with the requirements of Internal Revenue Code
Section 162(m), while reserving the right to exceed the Section 162(m) limits where the Committees believe such action(s) to be in the Company's best interest. Consistent with that policy, the Stock Plan Committee administers the Company's Stock Plan and, within the first 90 days of each fiscal year, sets the performance targets for, determines the participants in, and specifies the individual bonus opportunities under the Company's NEO Bonus Plan for such year and also determines the actual amounts payable following year end under such plan.

Annual Cash Compensation

         The Committees believe that the Company's practices with respect to cash compensation should emphasize pay for performance by (a) generally setting base salaries at levels that are conservative when compared to estimated market rates, based on available survey, proxy and other data, and (b) establishing annual bonus opportunities that provide for competitive levels of total cash compensation for good performance and 75th percentile or higher levels of total cash compensation for excellent to outstanding performance, while also taking into account the basis for, and value of, long-term incentive awards.

Base Salary Levels

         For the fiscal year ended March 31, 1998, salary determinations with respect to executive officers and other key executives were made jointly by the Chairman and the Chief Executive Officer of the Company (after taking into account, in the case of ContiMortgage Corporation ("CMC") executives, the recommendations of the President of CMC), subject to the approval of the Compensation Committee in the case of executive officers.

         Based on survey data for the investment banking and mortgage/asset finance company sectors in which the Company competes, and available proxy data for various publicly traded mortgage lenders and finance companies, and on the advice of the independent executive compensation consultants advising the Committee regarding such data, the Compensation Committee believes that the base salaries for the Company's current executive officers and other key employees are generally competitive at the median level when compared to the range of practice for comparable companies.

Annual Bonus Awards

         For the fiscal year ending March 31, 1998, the Company maintained several different annual bonus plans, including the NEO Bonus Plan for certain executive officers likely to be subject to Internal Revenue Code Section 162(m), General Annual Bonus Plans for ContiFinancial Services Investment Banking Group-N.Y. ("CF-NY") and CMC, and separate plans for certain other segments of the Company's operations. For the fiscal year ending March 31, 1998, the executive officers of the Company who were not covered by the NEO Bonus Plan were covered by the CF-NY General Annual Bonus Plan or the ContiMortgage General Annual Bonus Plan.

         For the fiscal year ending March 31, 1998, the NEO Bonus Plan covered six executive officers, including the five executive officers named in the Summary Compensation Table above as well as one other senior executive. In the case of the covered executive officers employed by

CF-NY, the bonus opportunities under the NEO Bonus Plan for the fiscal year ending March 31, 1998 were based on CF-NY's adjusted net profits (net pretax profit before bonus payouts but after taking into account interest expenses and various other direct and allocated expenses). In the case of the covered executives employed by CMC, the bonus opportunities under the NEO Bonus Plan for the fiscal year ending March 31, 1998 were based on CMC's adjusted net profits.

         In accordance with the terms of the NEO Bonus Plan, the Stock Plan Committee set the performance goals and individual bonus opportunities for the fiscal year ending March 31, 1998 within the first 90 days of the fiscal year, and, following the completion of such year, certified the extent of performance goal achievement for such year, determined the maximum amount of bonus payable to each individual participant and then determined the final amounts payable, applying negative discretion as and where it deemed such adjustment appropriate. In this connection, the Stock Plan Committee considered a variety of factors including those referred to below in connection with the discussion of Mr. Moore's annual bonus for the fiscal year ending in March 1998.

         The bonus pools under the CF-NY and CMC General Annual Bonus Plans for the fiscal year ending March 31, 1998 were also based on targets relating to adjusted net profits, with certain adjustments in the total size of the pools to reflect the performance of CF-NY and CMC and competitive market conditions. In accordance with the terms of the plans, the Compensation Committee certified the size of each of the bonus pools, and reviewed and approved the participants, the bonus allocations and the form of payment.

         Based on recent survey data for the investment banking and mortgage/asset finance company sectors and recent proxy data for publicly held mortgage lenders and finance companies, and the advice of the independent executive compensation consultants advising the Committees regarding such data, the Committees believe that the combined salary and annual bonus compensation of the Company's executive officers was generally competitive with, or somewhat above, the median to 75th percentile range of practice, consistent with CF-NY's and CMC's relative levels of performance.

         The peer group used in the Performance Graph on page 22 consists of the 23 publicly-traded mortgage/asset finance companies identified in the discussion accompanying such Performance Graph. Of these 23 companies, eight (generally representing the larger companies in the group) were included in the mortgage/asset finance company comparative group looked at in connection with the executive officer compensation review process. That review process also took into account data on the mortgage/asset finance investment banking operations at approximately 20 investment banking firms, some of which are not publicly-traded and none of which are included in the Performance Graph peer group.

         In this connection, the Committees also note that, for the fiscal year ending March 31, 1998:

(a) the Company's performance was excellent when compared to that of other comparative companies in terms of growth in, and relative size of, gross revenues, net pretax profits and net income, and in terms of absolute and relative rates of return;

(b) the Company continues to generally have conservative head counts in its various operations relative to its competitors, while still performing well on an absolute and relative basis, when compared to such competitors; and

(c) the Company's total compensation and benefits costs, when compared to gross revenues net of interest expense, continue to generally compare favorably to such data for a number of other publicly traded companies in the mortgage lender/finance company and investment banking sectors.

Stock-Based Incentive Awards

         The Stock Plan authorizes the Stock Plan Committee to grant executive officers and other key employees incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and/or restricted stock unit awards, performance awards, and/or other stock-based awards.

         During the fiscal year ending March 31, 1998, the Stock Option Committee made stock option grants (priced at 100% of market at grant) to all of the Company's executive officers plus a selected group of other key employees. Based on available proxy and survey data and the advice of the independent compensation consultants regarding such data, the Committee believes that the 1998 grants made to executive officers were generally consistent with, or more conservative than, median grant levels based on current market practices.

Special Warrant-Based Incentives

         Pursuant to separate pre-IPO and post-IPO long-term incentive plans, various key employees of the Company are eligible to receive separate incentive awards that are based on the net amounts realized on the actual or deemed sale of certain securities acquired by exercising designated warrant positions acquired in the normal course of CF-NY's operations. The payouts made to executive officers under the pre-IPO plan during the fiscal year ending March 31, 1998 are described in the Summary Compensation Table above; no payouts were made under the post-IPO plan during the fiscal year ending March 31, 1998.

CEO Compensation

         Based on available survey and proxy data and the advice of the Company's outside executive compensation consultants regarding such data, the Compensation Committee believes that Mr. Moore's base salary rate for the fiscal year ended March 31, 1998 was generally competitive with median practice for the heads of mortgage-backed/asset-backed securities finance operations, and was otherwise conservative when compared to the proxy data for chief executive officers at publicly traded companies in the mortgage lender/finance company sector.

         Based on the Company's and his outstanding performance for the fiscal year, Mr. Moore was awarded an annual bonus of $2,380,000 for the fiscal year ended March 31, 1998 - 80% of which was paid in the form of cash and 20% of which was paid in the form of 15,385 shares of restricted stock. The Committees believe that this award was appropriate in view of (a) the substantial increases in gross revenues, net pretax profits and net income both in absolute dollars and relative to the fiscal years ending in 1996 and 1997 at CF-NY and at CMC, as well as on a Company-wide basis; (b) CF-NY's continued success in maintaining and building on its position as a premier participant in both the private and public mortgage-backed and asset-backed securities finance markets; (c) CMC's continued success in building its position as a major participant in the home equity lending market, as evidenced by the increased volume, and dollar value, of CMC's loan production and the increased size of its servicing portfolio; and (d) the successful execution of the Company's strategic plan.

         In particular, the Committees took note of the Company's continued growth and diversification during the year as evidenced by (a) the expansion of its commercial real estate operations, (b) the addition of new small-ticket leasing, charged-off receivables and high-loan-to-value businesses, (c) the continued expansion of its home equity origination platform (through its retail acquisition strategy), (d) continued growth in its servicing portfolio, (e) the ongoing development of new securitizable product lines, and (f) the continuing quality of its access to, and executed transactions in, the debt and equity markets, as well as the establishment of a commercial paper program.

         Based on the Committee's assessment of (a) the Company's high level of overall performance during the fiscal year ended March 31, 1998, (b) Mr. Moore's efforts and contributions during such year, and (c) survey and proxy data and the advice of the Company's outside executive compensation consultants regarding such data, the Committees believe that this annual bonus payout, and Mr. Moore's resulting total cash compensation for the fiscal year ended March 31, 1998, was competitive with the estimated 75th percentile total cash compensation levels for comparable positions.

         A stock option grant for 50,000 shares, priced at 100% of market at grant, was made to Mr. Moore in fiscal year 1998. The Committee believes that that grant was modest in size compared to market practices for CEO grants, but notes that, as a result of the size and vesting schedules of prior option and restricted stock grants, Mr. Moore continues to have a substantial stake in the longer term success of the Company as measured by the price of the Company's stock - a stake that the Committee believes creates a genuine mutuality of interests with those of the Company's stockholders and provides an effective balance vis-a-vis Mr. Moore's annual salary, bonus and other incentive opportunities.

         The payout made to Mr. Moore under the pre-IPO warrant-based long-term incentive plan during the fiscal year ending March 31, 1998 is described in the Summary Compensation Table above; as noted above, no payouts were made under the post-IPO warrant-based long-term incentive plan (described at page 27 below) during the fiscal year ending March 31, 1998.

Conclusion

         The Committees feel that the total cash compensation paid to the Company's Chief Executive Officer and other executive officers for the fiscal year ending March 31, 1998 was competitive and reasonable in light of the Company's continued high levels of performance and its continued success in growing and diversifying the businesses in which it operates.

Compensation Committee     Stock Plan Committee

James J. Bigham            John W. Spiegel
Paul J. Fribourg           John P. Tierney
John W. Spiegel
Donald L. Staheli
John P. Tierney

                              DIRECTOR COMPENSATION

         The Company's policy is not to pay any additional compensation to directors who are also employees of the Company and its subsidiaries. Non-employee directors of the Company (including officers of Continental Grain) receive a $23,000 annual fee for serving as a member of the Board of Directors, a $9,000 annual fee for attending all meetings of the Board of Directors in any fiscal year, a $3,000 annual fee for acting as a chairperson of a committee of the Board of Directors and a $1,000 committee per diem meeting fee. All non-employee directors who are employees of Continental Grain will transfer any fees paid to them to Continental Grain in accordance with Continental Grain's corporate policy.

         Under the Directors Retainer Fee Plan (the "Directors Plan"), a Director who is not an employee of the Company or an affiliate (an "Eligible Director") may elect to receive payment of all or any portion of his or her annual cash retainer and meeting fees (including fees for chairing committees) either currently, in cash or shares of Common Stock, or may elect to defer receipt of any such payment. Any deferral election must be made pursuant to an irrevocable election made six months in advance of the deferral.

         Deferrals are invested, at the election of the Eligible Director, in
(a) a stock unit account to which earnings are credited based on dividends payable with respect to shares of Common Stock, or (b) a cash account to which interest is credited annually at the prime rate as published in The Wall Street Journal prior to the beginning of each fiscal year of the Company. As elected by the Eligible Director, distributions are made on the first day of the month following the earliest to occur of the Director's (a) death, (b) disability or
(c) termination of service or retirement. Distributions made from an Eligible Director's stock unit account will be paid in a single payment in the form of shares of Common Stock (and cash representing any fractional share); distributions from an Eligible Director's cash account will be paid in a single cash payment or in up to 15 annual installments, at the election of the Eligible Director.

         The Directors Plan is administered by the Board of Directors. No rights granted under the Directors Plan are transferable other than pursuant to the laws of descent or distribution. The Directors Plan may be amended or terminated by the Board of Directors, provided that no amendment or termination may adversely affect any rights accrued prior to the date of amendment or termination and provided that any amendment for which stockholder approval is required by law or in order to maintain continued qualification of the Directors Plan under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, shall not be effective until such approval has been obtained. The aggregate number of shares authorized for issuance under the Directors Plan is 50,000. As of July 22, 1998, none had been issued.

                                PERFORMANCE GRAPH

         Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends) of the Company from February 14, 1996 (the month in which the Company's Common Stock became registered under Section 12 of the Securities Exchange Act of 1934, as amended) through March 31, 1998, to the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Company's peer group (the "Peer Group"). The companies included in the Peer Group consist of Advanced Financial, Advanta Corp. (Class A), American Asset Management Corp., Beneficial Corporation, Cityscape Financial Corp., Countrywide Credit Industries, Inc., Credit Depot Corporation, First Financial Caribbean Corp., First Mortgage Corporation (California), Fund American Enterprises Holdings, Inc., Green Tree Financial Corp., Hamilton Financial Services, Helmstar Group, Inc., Imperial Credit Industries Inc., Litchfield Financial Corp., Lomas Financial Corp., Mercury Finance Co., The Money Store Inc., North American Mortgage Co., Paragon Mortgage Corp., Resource Bancshares Mortgage Group, Inc., United Companies Financial Corporation and Westmark Group Holdings Inc.

                           TOTAL SHAREHOLDER RETURNS


Date        ContiFinancial Corporation    S & P 500 Index    Peer Group
----        --------------------------    ---------------    ----------

2-14-96     $100.00                       $100.00            $100.00

3-31-96     $148.81                       $98.63             $109.56

3-31-97     $147.62                       $118.18            $95.68

3-31-98     $145.24                       $174.91            $130.18



                              CERTAIN TRANSACTIONS

         Continental Grain is the Company's largest stockholder, currently owning approximately 76% of the Company's outstanding Common Stock. Continental Grain effectively has voting control on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. Five of the directors of the Company are current or former officers of Continental Grain and such directors constitute a majority of the Board of Directors.

         Continental Grain is able to elect all of the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval.

         The following are summaries of the various agreements between the Company (or one of its wholly-owned subsidiaries) and Continental Grain (or one of its subsidiaries), which summaries are qualified in their entirety by reference to such agreements.

         The Company has adopted a policy that all material agreements entered into following the initial public offering in February 1996 (the "IPO") between the Company and Continental Grain and its affiliates will be reviewed and passed on for fairness by the Independent Directors Committee.

Indemnification Agreement

         Continental Grain and the Company have entered into an indemnification agreement (the "Indemnification Agreement"). Subject to certain exceptions, the Indemnification Agreement places financial responsibility for the liabilities related to the business of the Company and its subsidiaries with the Company and financial responsibility for the liabilities related to the business of Continental Grain and its other subsidiaries with Continental Grain. Under the Indemnification Agreement, each of Continental Grain and the Company indemnifies the other in the event of certain liabilities, including liabilities under the Securities Act of 1933 or the Securities Exchange Act of 1934. The Company is not aware of any material payments that it will be required to make, or that it may be entitled to receive, under the Indemnification Agreement. No amounts were paid under the Indemnification Agreement in fiscal 1998.

Tax Sharing Agreement

         Effective June 4, 1997, upon the completion of the Company's primary offering of common stock, Continental Grain's percentage ownership of the Company was reduced from approximately 81% to approximately 75%. Consequently, from that date, the Company was no longer included in Continental Grain's consolidated U.S. Federal tax return. With respect to the periods prior to the June 4, 1997 offering, the Company's Federal taxes were determined in accordance with the tax sharing agreement (the "Tax Sharing Agreement") between the Company and Continental Grain. On February 14, 1996 the Company and Continental Grain entered into the Tax Sharing Agreement which (a) defined their respective rights and obligations with respect to Federal, state, local and all other taxes for all taxable periods both prior to and after the IPO and (b) governed the conduct of all audits and other tax controversies relating to the Company.

         Pursuant to the Tax Sharing Agreement, the Company was charged or credited, as applicable, for its Federal income tax liability or refund that would have been payable or received by the Company for such year, or portion thereof, determined as if the Company had filed a separate Federal income tax return computed in accordance with prevailing Federal income tax laws and regulations as applied to the Company as if it were a separate taxpayer. Under the Tax Sharing Agreement, the Company accrued a $9 million Federal tax receivable from Continental Grain in fiscal 1998. This amount was paid by Continental Grain prior to the end of fiscal 1998.

Employee Benefit Allocation Agreement

         As of April 1, 1998, the Company ceased participating in Continental Grain's employee health and welfare plans and established its own. Prior to April 1, 1998, employees of the Company were eligible to participate in Continental Grain employee benefit plans including health and welfare plans. Pursuant to an employee benefit allocation agreement (the "Employee Benefit Allocation Agreement"), the cost of the Company's employees' participation in these programs is allocated to the Company based on the actual cost incurred by its employees plus an allocated cost of administration of the plans and overhead. Under the Employee Benefit Allocation Agreement, Continental Grain continues to provide payroll and compensation administration, including access to Continental Grain's licensed personnel software, to the Company. The Company expects to cease using Continental Grain's payroll and compensation administration in the fall of 1998 at which time an outside party will be hired to administer such matters. The Company reimburses Continental Grain for all actual costs and administrative expenses incurred by Continental Grain in connection with such services. The Company reimburses Continental Grain for all costs incurred in connection with pension benefits to employees on a stand-alone company basis. The Company paid $465,000 to Continental Grain under its employee benefit allocation arrangements in fiscal 1998.

Services Agreement

         Pursuant to an agreement between Continental Grain and the Company (the "Services Agreement"), Continental Grain provides the Company certain corporate services, including treasury administration, risk management, internal audit, Federal and state tax (including payroll) administration, management information and communications support services, public affairs, and facilities management through March 31, 1999 and from year to year thereafter unless terminated by either party upon 90 days' prior written notice. The costs for services provided pursuant to the Services Agreement are based on Continental Grain's costs for providing such services attributable to the Company. The Company paid or accrued $2.1 million for such services (which does not include the guarantee fees described in the next paragraph) in fiscal 1998.

         The Services Agreement also provides that Continental Grain may, but is not obligated to, provide guarantees of obligations due third parties. For these guarantees, the Company will pay Continental Grain annual fees of (a) 0.05% of the daily average of the utilized sale capacity under any loan or purchase and sale facility guaranteed by Continental Grain;
(b) 0.25% of the (i) daily average amount at risk to Continental Grain under any excess spread receivables (which represent interest-only and residual certificates received upon the completion of a securitization) or similar structured sale of excess spread receivables guaranteed by Continental Grain;
(ii) daily average amount of the outstanding debt under any loan agreements or other debt instruments guaranteed by Continental Grain; and (iii) annual average amount remaining to be paid by the Company under any leases and other payment obligations guaranteed by Continental Grain and not described in clauses (i) and
(ii) of this sub-clause (b); (c) 0.005% of the amount of proceeds received by the Company in any underwriting agreement guaranteed by Continental Grain; and
(d) with respect to any other indemnification and performance obligations guaranteed by Continental Grain, 0.25% of the lesser of (i) the daily average of the maximum amount payable by the Company under such indemnity or performance obligation and (ii) the amount of proceeds received by the Company in the related transaction. Any guarantee fee ceases to be payable when the Company is no longer legally required to make any such indemnification or performance payment. The Company paid or accrued $338,300 in guarantee fees for such services in fiscal 1998.

         Pursuant to the Services Agreement, the Company has agreed that if, and at such time when, Continental Grain owns less than 20% of the voting stock of the Company, the Company will, at the request of Continental Grain, change the names of the Company and its subsidiaries to names that are not the same as, or confusingly similar to, Continental Grain's current corporate name, including eliminating the term "Conti" from such names.

         Finally, the Services Agreement provides that the Company may request Continental Grain to provide such other corporate services as it routinely provides to other subsidiaries and divisions.

Sublease

         The Company and Continental Grain have entered into a sublease agreement (the "Sublease") pursuant to which the Company subleases from Continental Grain office space at 277 Park Avenue, New York, New York. The Company occupies approximately one and a third floors of space leased from Continental Grain. Under the terms of the Sublease, the Company pays Continental Grain its costs for the office space. As a subtenant, the Company assumes its proportionate share of the additional rental expenses paid by Continental Grain as a lessee under the terms of its lease. The term of the Sublease extends through February 28, 2000. The Company paid $1.6 million under the Sublease to Continental Grain under its sublease arrangements in fiscal 1998.

Registration Rights

         Under a Common Stock Registration Rights Agreement (the "Common Stock Registration Rights Agreement") between the Company and Continental Grain, the Company has granted Continental Grain the right to require the Company to register shares of Common Stock held by Continental Grain for sale in accordance with Continental Grain's intended method of disposition thereof (a "demand registration"). Continental Grain may require up to six such demand registrations, with no more than one every six months. Additionally, the Company has granted to Continental Grain the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggy-back registration"). The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by Continental Grain in connection with the demand and piggy-back registrations. Subject to certain limitations specified in the Common Stock Registration Rights Agreement, Continental Grain's registration rights are assignable to third parties. The Common Stock Registration Rights Agreement contains indemnification and contribution provisions by the Company for the benefit of Continental Grain and permitted assigns and their related persons.

Withholding Tax Loan Program

         The Company has granted "restricted" Common Stock (the "Restricted Stock") and options to purchase Common Stock (the "Options") to its key officers and managers under the Stock Plan. In order to facilitate the continued ownership of such Restricted Stock and Options by those key officers following vesting, the Company implemented a withholding tax loan program to allow such officers to borrow funds from the Company to pay for a portion of the withholding taxes due upon the vesting of the Restricted Stock and Options.

         The following list sets forth those directors and executive officers of the Company who have received such loans in amounts over $60,000. It includes the largest aggregate amount of the loan outstanding at any time during fiscal year 1998 and the amount of the loan outstanding or committed as of June 30, 1998. Interest charged on each loan is equal to one-month LIBOR plus 1.25%. Loans were made on March 14, 1996, March 14, 1997, March 31, 1997, and March 31, 1998.


                                                              Largest Amount            Amount Outstanding as
  Name                         Title                       Outstanding During            of June 30, 1998 ($)
  ----                         -----                       Fiscal Year 1998 ($)       ------------------------
                                                           ---------------------
  James E. Moore               President, Chief Executive   998,073                     674,730
                               Officer and Director

  Glenn S. Goldman             Executive Vice President     600,086                     350,580

  Scott M. Mannes              Executive Vice President     600,109                     0

  Peter Abeles                 Senior Vice President        143,935                     142,456

  Robert J. Babjak             Senior Vice President        275,063                     136,584

  A. John Banu                 Senior Vice President        600,440                     264,686



  Daniel J. Egan               Senior Vice President        217,266                     0

  Michael J. Festo             Senior Vice President -      126,496                     55,000
                               Human Resources

  Jerome M. Perelson           Senior Vice President        142,901                     121,819

  Debra J. Huddleston          Vice President - Internal    121,485                     98,324
                               Audit


                          APPROVAL OF SENIOR EXECUTIVE
                     WARRANT-BASED LONG-TERM INCENTIVE PLAN

         In June 1997, the Board of Directors adopted the Company's Senior Executive Warrant-Based Long-Term Incentive Plan (the "Senior LTIP"), subject to approval by the Company's shareholders no later than the first annual shareholders' meeting occurring after March 31, 1998. The time delay permitted the Company to seek and obtain an IRS private letter tax ruling on certain aspects of the Senior LTIP. No payments will be made under the Senior LTIP unless and until the Company's shareholders approve the Senior LTIP.

         The purpose of the Senior LTIP is to enable selected senior executive officers of the Company to participate in the values realized, actually or on a deemed basis, by the Company in connection with certain warrant positions taken by the Company after its 1996 initial public offering (the "IPO") in connection with various strategic alliances and otherwise. The Company also maintains a similar but separate plan with respect to post-IPO warrant positions that applies to selected other key employees. A third plan sponsored by Continental Grain Company applies to certain warrant positions created prior to the IPO.

         A summary of the Senior LTIP follows, but this summary is qualified in its entirety by reference to the full text of the Senior LTIP, which is attached as Exhibit A to this Proxy Statement.

Administration

         The Senior LTIP is administered by the Stock Plan Committee, a committee of the Board, consisting of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code"). Within the first 90 days of each fiscal year beginning on or after March 31, 1997, the Stock Plan Committee designates (a) the executive officers eligible to participate in the Senior LTIP for such year, (b) which warrant positions taken by the Company or a subsidiary after its IPO shall be treated as "Designated Warrant Positions" for such year, and (c) the percentage (which may vary by participant) of the total net sales proceeds occurring within such year of shares acquired with respect to such Designated Warrant Positions that each participant will be eligible to receive upon the achievement of a specified minimum Adjusted Net Profits ("ANP", as defined in the Senior

LTIP) or other income-based performance goal set by the Stock Plan Committee for such fiscal year.

Designated Warrant Position Determinations

         As noted above, the Stock Plan Committee makes a determination each year as to which warrant positions are to be treated as Designated Warrant Positions under the Senior LTIP for such year. Once so designated, a Designated Warrant Position will generally remain such for each subsequent fiscal year until the shares relating to such Designated Warrant Position have been sold or deemed sold.

Eligibility; Participation

         Participation in the Senior LTIP for a given fiscal year is limited to executive officers whose annual cash compensation may exceed $1 million for such year, who may be subject to the limitations in Section 162(m) of the Code, and who are designated by the Stock Plan Committee as participants in the Senior LTIP for such year.

Performance Goal Determinations

         As noted above, the Senior LTIP performance goal for any fiscal year shall be specified by the Stock Plan Committee no later than the 90th day of such fiscal year, and shall be a minimum profitability goal measured by the Company's ANP for the year or any other financial performance measure specified by the Stock Plan Committee that is based on pretax or after-tax income or operating income. The performance goal may be expressed as achieving a minimum dollar amount or as achieving a minimum percentage of the ANP (or any other applicable performance measure) achieved in a prior year or other period. Unless otherwise determined by the Stock Plan Committee no later than the 90th day of such fiscal year, such financial performance shall be determined without regard to extraordinary events (as determined by the Company's independent public accountants) and without regard to changes in accounting.

Individual Award Opportunities

         The amount payable to any participant for any fiscal year in which the applicable performance goal is met shall be equal to such participant's designated percentage multiplied by the total net proceeds from actual sales (or sales that may be deemed to have occurred) within such fiscal year of shares acquired (or deemed acquired) with respect to the Designated Warrant Positions for such fiscal year. The net proceeds from any such actual or deemed sale shall equal the sales price minus the sum of any actual or deemed exercise price, and any brokerage or other sales costs incurred in such disposition of shares, and any reduction in sales price deemed appropriate by the Stock Plan Committee based upon post-exercise, pre-sale cash infusion or other transactions that increase the Company's (or, if applicable, a subsidiary's) tax basis in the shares sold or deemed sold.

Impact of Acquisition of Controlling Interest

         If the Company or a subsidiary acquires a controlling interest in an entity in which it has a Designated Warrant Position, the Stock Plan Committee may provide that such Designated Warrant Position shall be valued and deemed to be disposed of on a deemed sale date occurring at least three years after the acquisition of such controlling interest. The Stock Plan Committee shall establish objective valuation methodologies in writing for purposes of determining the deemed sales price to be applied in such cases (a) at least 12 months before the beginning of the fiscal year in which such deemed sale occurs and within (i) 180 days after the acquisition date of such controlling interest for any acquisitions occurring after the adoption of the Senior LTIP, or (ii) 90 days after the adoption of the Senior LTIP for any acquisition occurring on or prior to the date of the adoption of the Senior LTIP. The Stock Plan Committee shall have the power to reduce, but not increase, the amount determined to be payable upon any such deemed sale.

Application of Negative Discretion

         The Stock Plan Committee may exercise negative discretion to reduce the amount payable to any participant for any fiscal year by up to 100%, and the maximum amount payable to any participant for any single fiscal year may not exceed $15 million.

Award Determination Process

         Except in the event of a Change in Control (as defined in the Senior
LTIP), no payments will be made under the Senior LTIP in respect of any fiscal year unless the applicable performance goal for such year has been satisfied, and payments under the Senior LTIP will only be made after the Stock Plan Committee has certified the amounts payable based on the audited financial results of the Company for the applicable fiscal year and after factoring in any negative discretion adjustments deemed appropriate by the Stock Plan Committee.

Form of Payouts

         The Stock Plan Committee may defer up to 50% of any award payout for a given fiscal year and pay such amount over a period of up to three years (with a market rate of interest determined by the Stock Plan Committee). In addition, the Stock Plan Committee may defer up to 100% of any award for a given fiscal year if the Stock Plan Committee determines that such deferral is necessary to comply with Section 162(m) of the Code, and pay such amount (with a market rate of interest determined by the Stock Plan Committee) not later than 30 days after the end of the fiscal year in which the participant's employment with the Company terminates. Participants may also elect to defer all or part of any payment if and to the extent so permitted under the Company's Key Employee Deferred Compensation Plan.

Other Plans

         A portion of the total net proceeds (if any) relating to the Designated Warrant Positions for each fiscal year not paid to participants in the Senior LTIP may be paid to selected other key employees under a separate warrant-based incentive plan maintained by the Company.

Amendment; Termination

         The Board may at any time amend or terminate the Senior LTIP provided that no amendment that would adversely affect compliance with Section 162(m) of the Code shall be made without the approval of the Company's shareholders, and no such amendment or termination shall change the terms of any award payment opportunities created with respect to any Designated Warrant positions in existence prior to any such amendment or termination without the written consent of the participants affected.

Reapproval

         It is presently anticipated that the Senior LTIP will be submitted to the shareholders for reapproval in the year 2002 or 2003. If the Senior LTIP is submitted for reapproval in the year 2002, the Stock Plan Committee may provide, subject to the terms of the Senior LTIP, that, if such reapproval is sought but not obtained and if the performance goal for such year is achieved, the Senior LTIP will be terminated at the end of such year by deeming all shares acquired or deemed acquired in respect of Designated Warrant Positions to have been sold as of the last day of such fiscal year for a deemed sales price based on objective valuation methodologies established by the Stock Plan Committee no later than the 90th day of such year. If the Senior LTIP is reapproved by the shareholders in the year 2002 or 2003, it will continue in effect thereafter, subject to reapproval by the shareholders in every fourth or fifth subsequent year in the same manner, until amended or terminated.

Federal Income Tax Aspects

         Award payouts under the Senior LTIP will generally be taxed as ordinary income to the participant when received, and will generally be deductible by the Company in the year taxable to the participant, unless the payout is timely deferred in which case the payout will generally be taxed and deductible in the year actually paid.

New Plan Benefits

         It is not possible to determine the size of the award payouts (if any) that will in the future be paid out under the Senior LTIP to any particular individual or to the participant group as a whole. Set forth below are the payouts made to the named executive referred to in the Summary Compensation Table above that have occurred since the IPO under the separate warrant-based incentive plan maintained by Continental Grain Company with respect to warrant positions created prior to the IPO which provides in the aggregate for substantially larger payouts (based on a higher percentage of the amounts realized on warrant positions) than what is contemplated under the Senior LTIP.



               Name and Position                Fiscal Year 1996        Fiscal Year 1997     Fiscal Year 1998
               -----------------                --------------------  --------------------   ----------------
                                                       ($)                    ($)                   ($)

  James E. Moore - President and                      350,000               715,000               325,000
  Chief Executive Officer

  Glenn S. Goldman - Executive Vice                   725,000               670,000               425,000
  President/ Co-President and Managing
  Director of ContiFinancial Services

  Scott M. Mannes - Executive Vice President/         250,000               670,000               425,000
  Co-President and Managing Director of
  ContiFinancial Services

  Robert A. Major - Executive Vice President/            0                     0                     0
  Chief Executive Officer of ContiMortgage

  Robert J. Babjak - Senior Vice President/              0                     0                     0
  Chief Operating Officer of ContiMortgage

Vote Required

         The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the Senior LTIP.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE PROPOSED SENIOR EXECUTIVE WARRANT-BASED LONG-TERM INCENTIVE PLAN BY THE STOCKHOLDERS. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF THIS PLAN.

                        APPROVAL OF AMENDMENT TO THE 1995
                         LONG-TERM STOCK INCENTIVE PLAN

Purpose of Amendment

         The Company is proposing to amend its 1995 Long-Term Stock Incentive Plan (the "Stock Plan") to authorize an additional 3,500,000 shares of Common Stock that may be issued under the Stock Plan in connection with stock option, restricted stock grants and other awards under the Stock Plan. No other amendments are being proposed at this time for the Stock Plan. The Board of Directors, acting on the recommendation of the Stock Plan Committee and the Compensation Committee, has approved this amendment, subject to stockholder approval at the Annual Meeting.

Background

         The principal purpose of the Stock Plan is to provide incentives for officers, key employees and consultants of the Company and its subsidiaries through stock option, restricted stock grants and certain types of stock-based grants under the Stock Plan, thereby motivating such individuals to achieve longer-range performance goals and enabling them to participate in the long-term growth and financial success of the Company.

         When adopted in 1995, the Stock Plan authorized the issuance of 4,437,895 shares of Common Stock in connection with stock option, restricted stock grants and other awards granted thereunder, provided that, if any shares covered by stock option, restricted stock or other awards under the Stock Plan, or to which such an award relates, are forfeited, or if any such award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting) and in either case the participant in question has received no benefits of ownership with respect to the forfeited shares or the shares to which such expired, terminated or canceled award relates (other than voting and dividends or dividend equivalents that were forfeited in connection with such forfeiture, expiration, termination or cancellation), then the shares covered by such award shall, to the maximum extent permitted under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), again be, or shall become, shares with respect to which awards may be granted under the Stock Plan. In addition, the number of shares of Common Stock that may be issued under the Stock Plan pursuant to options and other awards, as it may be increased pursuant to the proposed amendment, is subject to adjustment in the case of stock split, stock dividend, reclassification or certain other events.

         As of June 30, 1998, 1,481,014 shares have already been issued under the Stock Plan in connection with stock option exercises and restricted stock awards, and another 3,404,813 shares are reserved for issuance pursuant to outstanding stock options, including 805,000 shares relating to stock options granted earlier in 1998 that were granted subject to shareholder approval of the Stock Plan, pursuant to this Proposal, to increase the number of shares available for grant under the Stock Plan.

Description of Stock Plan

         Administration

         The Stock Plan is currently administered by the Stock Plan Committee of the Board, each member of which is intended to qualify as a "disinterested person" and "outside director" as defined, respectively, by federal securities regulations and the Code as required by the Stock Plan. If, at any time, the Committee does not exist, the Stock Plan would be administered by the Board.

          Eligibility

         Under the Stock Plan, the Stock Plan Committee may grant key employees and consultants non-qualified and incentive stock options to purchase shares of Common Stock and/or restricted stock or certain other types of stock-based grants. As of June 30, 1998, there were 16 executive officers and approximately 200 other key employees who were eligible for grants under the Stock Plan, and approximately 132 current key employees who had received option and/or restricted stock grants under the Stock Plan during the fiscal year ending in March 1998. No consultant grants have yet been made under the Stock Plan.

         Maximum Limits on Individual Grants

         The Stock Plan limits the maximum number of shares with respect to which stock options and stock appreciation rights may be granted to any key employee during any single fiscal year of the Company to 1,000,000, and also limits to 1,000,000 shares (or if the award is paid in cash, the cash equivalent value of 1,000,000 shares) the maximum number of shares which may be paid to any participant under the Stock Plan with respect to any single performance period in connection with any "performance compensation award" under the Stock Plan that is intended to qualify as "performance-based" compensation under Section 162(m) of the Code.

         The Stock Plan provides for the granting of "incentive stock options" as defined in Section 422 of the Code and for the granting of "non-qualified stock options" which do not meet the requirements of Section 422 of the Code.

         Options granted under the Stock Plan shall be subject to such terms and conditions, including, without limitation, provisions relating to exercise price and the conditions and timing of exercise, as may be determined by the Stock Plan Committee, in its sole discretion, and specified in the applicable award agreement for thereafter, provided that options intended to qualify as "incentive stock options" under Section 422 of the Code shall be subject to such terms and conditions as may be needed to comply with the applicable rules under
Section 422. Payment of the exercise price of an option granted under the Stock Plan may be made in cash, or its equivalent, or, if and to the extent permitted by the Stock Plan Committee, by exchanging shares of Common Stock owned by the optionee (subject to certain restrictions), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and fair market value of shares so tendered is at least equal to the aggregate exercise price of the option being exercised.

         Restricted Stock Awards

         Restricted stock awards under the Stock Plan consist of a grant of shares of the Company's Common Stock, which generally are subject to forfeiture if the recipient leaves the employ of the Company, other than upon death, disability or retirement, during the restricted period specified in the award agreement. The shares may not be sold, pledged or otherwise transferred until the applicable restricted period of the award has lapsed.

         Restricted stock awards granted under the Stock Plan shall be subject to such terms and conditions, including, without limitation, the duration of the period during which, and the conditions under which, the restricted stock may be forfeited to the Company, as may be determined by the Stock Plan Committee in its sole discretion. Dividends paid on any shares of restricted stock may be paid directly to the participant, withheld by the Company subject to the vesting of the shares pursuant to the applicable award agreement, or deemed reinvested in additional shares of restricted stock or as restricted stock units, as determined by the Stock Plan Committee in its sole discretion.

         Other Types of Awards Permitted

         The Stock Plan also permits the Stock Plan Committee to grant stock appreciation rights, restricted stock units, performance awards and "other stock-based awards", but the Stock Plan Committee has not yet made any such awards.

         Stock appreciation rights, performance awards and restricted stock units granted under the Stock Plan shall be subject to such terms and conditions, including, without limitation, provisions relating to exercise price and the conditions and timing of vesting and exercise, as may be determined by the Stock Plan Committee, in its sole discretion, and specified in the applicable award agreement or thereafter, provided that stock appreciation rights may not be exercisable earlier than six months after the date of grant.

         The Stock Plan Committee also has the authority to grant "other stock-based awards" consisting of any right which is not a stock option, stock appreciation right, restricted stock or restricted stock unit award or performance award, and which is an award of shares of Common Stock, or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) as may be deemed by the Stock Plan Committee to be consistent with the purpose of the Stock Plan, provided that any such rights must comply, to the extent deemed desirable by the Stock Plan Committee, with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and applicable law. Subject to the terms of the Stock Plan and any applicable award agreement, the Stock Plan Committee shall determine the terms and conditions of any such "other stock-based award", including the price (if any) at which securities may be purchased pursuant to any such award.

         Benefits

         The amount of options and other awards that will be granted in the future under the Stock Plan are not readily determinable. The following table sets forth information respecting options and restricted stock granted during the fiscal year ending in March 1998 to the executive officers named in the Summary Compensation Table, all executive officers as a group and all employees as a group.

              Grants Made During Fiscal Year Ending March 31, 1998
              ----------------------------------------------------
                                                                           Restricted
Name and Position                                Option Grants (a)       Stock Grants (b)
-----------------                                -----------------       ----------------
James E. Moore - President and                          50,000                  0
Chief Executive Officer

Robert A. Major - Executive Vice President/
Chief Executive Officer of  ContiMortgage               40,000                  0

Glenn S. Goldman - Executive Vice President/
Co-President and Managing Director                      40,000                  0
of ContiFinancial Services Corp.

Scott M. Mannes - Executive Vice President/
Co-President and Managing Director                      40,000                  0
of ContiFinancial Services Corp.

Robert J. Babjak - Senior Vice President/
Chief Operating Officer of  ContiMortgage               35,000                  0

All executive officers as a group (16) (c)             339,000               55,495

All participating employees as a group (132) (d)     1,059,500              135,805

         (a) See footnotes to the Option Grants in Fiscal Year 1998 table (at page 13) for additional information.

         (b) See footnotes to the Summary Compensation Table (at page 11) for additional information.

         (c) Includes five named executive officers identified above plus 11 other executive officers.

         (d)      Includes all executive officers plus 116 other employees.

Federal Income Tax Consequences

         Options

         The grant of a non-qualified stock option or an incentive stock option will not result in income for the participant or in a deduction for the Company.

         The exercise of a non-qualified stock option will generally result in compensation income for the participant and a deduction for the Company, in each case measured by the difference between the option price and the fair market value of the shares at the time of exercise.

         The exercise of an incentive stock option will not result in income to the participant if the participant (a) does not dispose of the shares within two years after the date of grant or one year after exercise and (b) is an employee of the Company from the date of the grant at least until three months before the exercise or until one year before the exercise in the event of permanent and total disability. If these requirements are met, the basis of the shares upon later disposition, in the case of an exercise for cash, will be the option price, any gain will be taxed to the participant as long-term capital gain, and the Company will not be entitled to a deduction. The excess of the market value of the shares on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the participant disposes of the shares prior to the expiration of either of the holding periods in clause
(a) above, the participant will recognize compensation income, and the Company will be entitled to a deduction, in an amount equal to the lesser of (x) the fair market value of the shares on the exercise date minus the option price, or
(y) the amount realized on the disposition minus the option price, and any gain in excess of the compensation income portion will be treated as long-term or short-term capital gain. If an optionee ceases to be an employee of the Company and exercises his option after the expiration of the period described in (b) above, the option will be deemed a non-qualified stock option for tax purposes.

         Restricted Stock

         The grant of restricted stock will generally not result in income to the participant or in a deduction for the Company for federal income tax purposes at the time of grant, since the shares are subject to restrictions constituting a "substantial risk of forfeiture" as defined in the Code - unless the participant timely elects to be taxed at the time he or she receives the shares. If no such election is timely made, such participant will generally realize taxable compensation income when the restrictions lapse, based on the fair market value of the stock at that point in time. If such an election is timely made, the amount of ordinary income realized by the grantee will be the fair market value of the shares on the date of grant. Dividends paid on the shares during any restricted period will also be taxable compensation income to the participant when received by the participant. The Company generally will be entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

         Other Awards

         Other awards under the plan will generally be taxable to the employee and deductible by the employer at the time of vesting unless the payout is deferred for tax purposes until a later date.

         Withholding

         When required by applicable law, the Company will withhold or collect from the participant all amounts required to satisfy applicable withholding taxes with respect to option exercises and other awards. Amounts due on the distribution of stock or the exercise of an option must be paid by the participant. In lieu of cash, the participant may elect to provide such required amount by requesting the Company to withhold from the shares being acquired shares having a fair market value equal to such amount, or may deliver to the Company previously acquired shares having such value.

         The discussion set forth above does not purport to be a complete analysis of all potential tax effects relevant to recipients of options or other awards, or to the Company. It is based on federal income tax law, regulations and rulings as of the date of this Proxy Statement, which are subject to change at any time.

Plan Amendments

         The Board may, in its discretion, amend the Stock Plan at any time, subject to certain limitations with respect to already outstanding grants.

Non-Exclusivity

         Participation in the Stock Plan is not exclusive and does not prevent any participant from participating in any other compensation plan of the Company or from receiving any other compensation from the Company.

Vote Required

         The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the amendment to the Stock Plan. A vote for the following amendment to the Stock Plan will be presented at the meeting:

         RESOLVED, that the 1995 Long-Term Stock Incentive Plan be, and hereby is, amended to increase the number of shares of Common Stock which may be issued under the Plan by an additional 3,500,000 shares.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE PROPOSED AMENDMENT OF THE COMPANY'S 1995 LONG-TERM STOCK INCENTIVE PLAN BY THE STOCKHOLDERS. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF THE AMENDMENT.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent certified public accountants for the year ending March 31, 1999. Ratification of such appointment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and voting in person or by proxy at the Annual Meeting or any adjournment thereof.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING MARCH 31, 1999. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH APPOINTMENT.

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matter in accordance with their judgment.

                                  ANNUAL REPORT

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY AT CONTIFINANCIAL CORPORATION, 277 PARK AVENUE, NEW YORK, NEW YORK 10172.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company on or prior to March 31, 1999 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 1999 Annual Meeting.

                                OTHER INFORMATION

         The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting will be borne by the Company.

                                 By order of the Board of Directors,



                                 Alan L. Langus
                                    Secretary

New York, New York
July 28, 1998

                          CONTIFINANCIAL CORPORATION

           Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting on September 16, 1998

The undersigned hereby appoints ALAN L. LANGUS and MICHAEL R. MAYBERRY, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of ContiFinancial Corporation which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Rihga Royal Hotel, 54th Floor, 151 West 54th Street, New York, New York 10019, on September 16, 1998 at 9:00 a.m. local time, or any adjournment thereof, and in their discretion, upon any other matters which may properly come before the meeting.

Election of Directors.                        (Change of Address/Comments)

Nominees:                                  -------------------------------------
James J. Bingham
John P. Tierney                            -------------------------------------
Michael J. Zimmerman
                                           -------------------------------------

                                           -------------------------------------
                                           (If you have written in the above
                                           space, please mark the corresponding
                                           box on the reverse side of this card)


                                                                     SEE REVERSE
                                                                            SIDE

/X/  Please mark your votes as in this example.

     This proxy when properly executed will be voted as specified herein, but if no direction is given, this Proxy will be voted FOR proposals 1,2,3 and 4.

        The Board of Directors recommends a vote FOR Proposals 1, 2, 3, and 4
1. Election of   FOR  WITHHELD   2. Proposal to approve the   FOR  AGAINST  ABSTAIN   4. Proposal to ratify   FOR  AGAINST  ABSTAIN
   Directors     / /    / /         Company's Senior          / /    / /      / /        the appointment      / /    / /      / /
   (see reverse)                    Executive Warrant-                                   of Arthur Andersen
                                    Based Long-Term                                      LLP as independent
For, except vote WITHHELD           Incentive Plan.                                      accountants for the
from the following nominee(s)                                                            Company for the
                                 3. Proposal to approve       / /   / /      / /         fiscal year ending
                                    the Amendment to the                                 March 31, 1999.
                                    Company's 1995
                                    Long-Term Stock Incentive
-------------------------------     Plan



                                               I PLAN TO ATTEND MEETING  / /

                                               NOTE: Please date and sign
                                                     exactly as name appears
                                                     on this Proxy. Joint owners
                                                     should each sign
                                                     personally. When signing
                                                     as attorney, executor,
                                                     administrator, guardian,
                                                     custodian, or corporate
                                                     official, sign name and
                                                     title.


                                               --------------------------------

                                               --------------------------------
                                               SIGNATURE(S)             DATE